EXHIBIT 99.1

Avenue Financial Holdings, Inc. Announces Record First Quarter Loan Growth

Loans Held for Investment Jump $111.7 Million in Latest Quarter

Total Loans Rise 28% to a Record $962.1 Million

NASHVILLE, Tenn., April 14, 2016 (GLOBE NEWSWIRE) -- Avenue Financial Holdings, Inc. (NASDAQ:AVNU) (“Avenue Financial” or “the Company”) today announced results for the first quarter ended March 31, 2016.  Net income available to common stockholders totaled $1.41 million, or $0.14 per diluted share available to common stockholders, in the first quarter of 2016, compared with $1.42 million, or $0.15 per diluted share available to common stockholders, in the first quarter of 2015.  The results for the first quarter of 2016 included approximately $801 thousand (approximately $0.05 per diluted share on a tax equivalent basis) in legal and accounting fees related to the proposed acquisition by Pinnacle Financial Partners.

Total loans, including loans held-for-sale, rose 28.3% to a record $962.1 million at March 31, 2016, compared with $749.8 million at March 31, 2015.  Total deposits increased 18.5% to a record $966.5 million in the first quarter of 2016, compared with total deposits of $815.9 million in the first quarter of 2015.  Demand deposits rose 18.7% to $309.1 million and increased to 32.0% of total deposits at March 31, 2016 from $260.5 million at March 31, 2015.  Total assets grew 15.9% to a record $1.21 billion in the first quarter of 2016, compared with $1.04 billion in the first quarter of 2015.

Balance Sheet Growth

($ millions)
	Q1 2016	Q4 2015	Quarterly % Change	Q1 2015	Annual % Change
Total Assets	$1,205.2	$1,165.5	3.4%	$1,039.8	15.9%
Loans held for investment	$957.5	$845.8	13.2%	$716.3	33.7%
Loans held for sale	$4.6	$19.4	-76.4%	$33.5	-86.3%
Total loans	$962.1	$865.2	11.2%	$749.8	28.3%
Cash surrender value of company owned life insurance	$25.9	$25.7	0.7%	$20.2	28.5%
Total Deposits	$966.5	$969.6	-0.3%	$815.9	18.5%
Demand Deposits	$309.1	$322.6	-4.2%	$260.5	18.7%

  Total assets increased $39.7 million, or 3.4%, to $1.21 billion at March 31, 2016, rising from $1.17 billion at December 31, 2015, and up $165.4 million, or 15.9%, compared with $1.04 billion at March 31, 2015.  The growth in assets was due primarily to higher loans compared with prior quarters.

  Loans held for investment increased $111.7 million, or 13.2%, to a record $957.5 million at March 31, 2016, compared with $845.8 million at December 31, 2015, and were up $241.2 million from $716.3 million at March 31, 2015, for a year-over-year growth rate of 33.7%.  First quarter loan growth benefited from increased demand for Commercial & Industrial loans, and Commercial Real Estate loans. Mortgage loans held-for-sale were $4.6 million compared with $19.4 million at December 31, 2015, and $33.5 million at March 31, 2015.  The decrease in mortgage loans held-for-sale was due partially to an increase in bulk sale of mortgage loans compared with prior quarters.

  Cash surrender value of company owned life insurance rose to $25.9 million at March 31, 2016, up from $25.7 million at December 31, 2015, and $20.2 million at March 31, 2015.

  Deposits totaled $966.5 million at March 31, 2016, compared with $969.6 million at December 31, 2015.  Deposits grew $150.6 million, or 18.5%, compared with $815.9 million at March 31, 2015.  Demand deposits rose $48.6 million, or 18.7%, to $309.1 million at March 31, 2016, compared with $260.5 million at March 31, 2015.

Revenue Growth and Profitability

($ millions, except EPS)
	Q1 2016	Q4 2015	Quarterly % Change		Q1 2015	Annual % Change
Net income available to common stockholders	$1.41	$2.13	-33.6%		$1.42	-0.6%
Fully diluted EPS	$0.14	$0.21	-33.3%		$0.15	-6.7%
Net interest income	$9.01	$8.74	3.1%		7.49	20.3%
Net interest margin	3.28%	3.30%	-2	BP	3.20%	8	BP
Non-interest income	$1.91	$1.70	12.4%		$1.26	52.0%
Provision for loan losses	$0.77	$0.41	90.6%		$0.15	402.6%
Non-interest expense	$8.01	$7.04	13.8%		$6.41	25.0%

  For the first quarter of 2016, net income available to common stockholders totaled $1.41 million compared with $1.42 million in the first quarter of 2015.  The decrease was attributable primarily to $801 thousand (approximately $0.05 per diluted share on a tax equivalent basis) in legal and accounting fees related to the proposed acquisition by Pinnacle Financial Partners and a higher provision for loan losses that reflected the growth in loan volume, offset partially by growth in loan volume that benefited net interest income, and higher loan sales, including SBA loans that boosted non-interest income.  Diluted net income per share was $0.14 in the first quarter of 2016, compared with $0.15 per share the first quarter of 2015. Average diluted shares outstanding rose 9.6% to 10.3 million at March 31, 2016, compared with 9.4 million at March 31, 2015 attributable to Avenue Financial’s initial public stock offering in February 2015.

  Net interest income increased 3.1% to $9.01 million for the first quarter of 2016, compared with $8.74 million for the first quarter of 2015 and was attributable primarily to growth in loans, offset partially by higher deposit costs.

  Growth in average non-interest bearing demand deposits since last year contributed to the 8 basis point increase in the tax equivalent net interest margin that rose to 3.28% in the first quarter of 2016 from 3.20% in the first quarter of 2015.  Net interest margin was down 2 basis points from the fourth quarter of 2015, primarily due to higher cost of CDs that were rolled over after the recent rate increase.

  Non-interest income rose 52.0% to a record $1.91 million in the first quarter of 2016, compared with $1.26 million in the first quarter of 2015.  The growth in non-interest income benefited from an 11.8% increase in customer service fees to $751 thousand, a 29.4% increase in cash surrender value of life insurance to $185 thousand, and a 46.3% increase in mortgage banking fees to $300 thousand.  Net gains on mortgage loan sales increased to $256 thousand compared with $236 thousand in the first quarter of 2015.  Net gains on SBA loan sales rose to $189 thousand in the first quarter of 2016, compared with no gains in the first quarter of 2015.  Net gain on sale of securities totaled $228 thousand in the first quarter of 2016 with no comparable securities gains in the first quarter of 2015. The proceeds from the sale of securities in the first quarter of 2016 were used to fund, in part, the growth in new loans generated during the quarter.

  The provision for loan losses rose to $774 thousand in the first quarter of 2016, compared with $154 thousand for the first quarter of 2015.  The increase in the provision for loan losses reflected the record loan growth in the first quarter of 2016.

  Non-interest expense for the first quarter of 2016 increased $968 thousand, or 13.8%, to $8.01 million from $7.04 million for the fourth quarter of 2015, and increased $1.6 million from the first quarter of 2015.  Approximately $801 thousand of legal and accounting fees in the first quarter of 2016 were related to the pending acquisition of Avenue Financial by Pinnacle Financial Partners. In addition, the increase in salaries and employee benefits was due to increased headcount added late in the fourth quarter of 2015 and early in the first quarter of 2016.

Asset Quality

($ millions)
	Q1 2016	Q4 2015	Quarterly % Change		Q1 2015	Annual % Change
Non-performing assets	$0.673	$1.058	-36.3%		$3.661	-81.6%
Non-accruing loans	$0.433	$0.550	-21.3%		$0.854	-49.3%
Ratio of non-performing assets to total assets	0.06%	0.09%	-3	BP	0.35%	-29	BP
Other real estate owned	$0.240	$0.508	-52.8%		$2.807	-91.4%
Net loan charge-offs (recoveries)	$(0.054)	$(0.023)	N/M	%	$0.002	N/M	%
Allowance for loan losses	$10.89	$10.06	8.2%		$8.67	25.6%

  Asset quality improved in the first quarter compared with the first quarter of 2015 and fourth quarter of 2015 as measured by reductions in non-performing assets to total assets and other real estate owned.  Total non-performing assets declined 36.3% to $673 thousand and total other real estate owned declined 52.8% to $240 thousand at March 31, 2016, compared with December 31, 2015.  Nonaccruing loans declined 21.3% to $433 thousand compared with $550 thousand the prior quarter. Our ratio of non-performing assets (nonaccruing loans plus other real estate owned and loans 90 days past due and still accruing) to total assets decreased to 0.06% at March 31, 2016, compared with 0.09% at December 31, 2015, and 0.35% at March 31, 2015 due primarily to a decrease in other real estate owned and growth in total assets.

  Net loan recoveries for the first quarter of 2016 were $54 thousand compared with net loan recoveries of $23 thousand for the quarter ended December 31, 2015, and net loan charge-offs of $2 thousand, for the quarter ended March 31, 2015.  There were no past due loans still accruing greater than 90 days at March 31, 2016.

  The allowance for loan losses was $10.89 million, or 1.14% of loans, at March 31, 2016, compared with $10.06 million, or 1.19% of loans, at December 31, 2015, and $8.67 million, or 1.21% of loans, at March 31, 2015.  The decrease in the allowance percentage to loans since last year was due primarily to the general improvement in the underlying credit quality of the loan portfolio and qualitative factor adjustments reflecting the improved economy.

About Avenue Financial Holdings, Inc.

Avenue Financial Holdings, Inc., headquartered in Nashville, Tennessee, was formed as a single-bank holding company in 2006 and operates primarily through its subsidiary, Avenue Bank.  The Company’s operations are concentrated in the Nashville MSA, with the vision of building Nashville’s signature bank and serving clients who value creativity, expertise, and an exceptional level of personal service.  Avenue Bank embodies Nashville’s creative spirit - redefining how clients experience banking through a unique “Concierge Banking” model.  The bank provides a wide range of business and personal banking services, including mortgage loans, with a special emphasis on Commercial, Private Client, Healthcare, and Music & Entertainment banking.  The Company serves clients through five locations (a corporate headquarters and four retail branches), a limited deposit courier service (mobile branch) for select commercial clients, and mobile and online banking services.  The Company’s stock is traded on the NASDAQ Global Select Market under the ticker symbol “AVNU.”

Forward-Looking Statements

Certain statements in this press release contain forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance.  These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature.  These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control.  Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.  Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

You should not place undue reliance on any forward-looking statement.  There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following: market and economic conditions (including interest rate environment, levels of public offerings, mergers and acquisitions, or M&A, and venture capital financing activities) and the associated impact on us; changes in management personnel; deterioration of our asset quality; our overall management of interest rate risk, including managing the sensitivity of our interest-earning assets and interest-bearing liabilities to interest rates, and the impact to earnings from a change in interest rates; our ability to execute our strategy and to achieve organic loan and deposit growth; the adequacy of reserves (including allowance for loan and lease losses) and the appropriateness of our methodology for calculating such reserves; volatility and direction of market interest rates; the sufficiency of our capital, including sources of capital (such as funds generated through retained earnings) and the extent to which capital may be used or required; our overall investment plans, strategies and activities, including our investment of excess cash/liquidity; operational, liquidity and credit risks associated with our business; increased competition in the financial services industry, nationally, regionally or locally, which may adversely affect pricing and terms; the level of client investment fees and associated margins; changes in the regulatory environment; changes in trade, monetary and fiscal policies and laws; governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act, Basel guidelines, capital requirements and other applicable laws and regulations; changes in interpretation of existing law and regulation; further government intervention in the U.S. financial system; and other factors that are discussed under the heading “Risk Factors” in our filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Additional Information and Where to Find It

In connection with the Company’s previously announced merger with Pinnacle Financial Partners, Inc. (“Pinnacle”) (the “Merger”), Pinnacle intends to file a registration statement on Form S-4 with the SEC to register the shares of the Pinnacle’s common stock that will be issued to the Company’s shareholders in connection with the Pinnacle merger. The registration statement will include a proxy statement/prospectus (that will be delivered to the Company’s shareholders in connection with their required approval of the Merger) and other relevant materials in connection with the Merger.

INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PINNACLE AND THE MERGER.

Investors and security holders may obtain free copies of these documents once they are available through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Avenue Financial Holdings, Inc., 111 10th Avenue South, Suite 400, Nashville, TN 37203, Attention: Investor Relations (615) 252-2265 or Pinnacle Financial Partners Inc., 150 3rd Avenue South, Suite 980, Nashville, TN 37201, Attention: Investor Relations (615) 744-3742.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company and Pinnacle, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the Merger. Certain information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 29, 2016.  Certain information about the directors and executive officers of Pinnacle is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016 and its proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on March 10, 2016, and its Current Report on Form 8-K, which was filed with the SEC on April 1, 2016. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,	March 31,
	2016	2015	2015
	(unaudited)
	(Dollars in Thousands, Except Share Data)
Assets
Cash and due from banks	$24,671	34,479	31,137
Federal funds sold	1,220	675	-
Cash and cash equivalents	25,891	35,154	31,137
Interest-bearing time deposits in banks	216	216	215
Securities available-for-sale, at fair value	163,215	209,574	218,118
Securities held-to-maturity (fair value of $11,981, $11,964, and $2,831 as of March 31, 2016, December 31, 2015 and March 31, 2015, respectively)	11,913	11,937	2,715
Mortgage loans held-for-sale	4,583	19,441	33,484
Loans, net of deferred fees	957,517	845,821	716,253
Less allowance for loan losses	(10,889)	(10,061)	(8,669)
Net loans	946,628	835,760	707,584
Accrued interest receivable	2,654	2,778	2,318
Federal Home Loan Bank stock, at cost	3,320	3,320	3,320
Premises and equipment, net	7,368	7,659	6,180
Other real estate owned	240	508	2,807
Deferred tax assets	7,852	9,021	7,482
Cash surrender value of company owned life insurance	25,925	25,740	20,179
Goodwill	2,966	2,966	2,966
Other assets	2,433	1,380	1,338
Total assets	$1,205,204	1,165,454	1,039,843
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$231,103	245,338	200,316
Interest-bearing demand deposits	77,976	77,271	60,135
Savings and money market accounts	479,487	520,342	398,768
Time	177,930	126,652	156,666
Total deposits	966,496	969,603	815,885
Accrued interest payable	563	521	539
Federal funds purchased	3,001	-	2,716
Federal Home Loan Bank advances	105,500	68,000	99,300
Subordinated debt	19,628	19,617	19,585
Other liabilities	11,506	13,299	12,276
Total liabilities	1,106,694	1,071,040	950,301
Commitments and Contingent Liabilities
Stockholders’ equity:
Common Stock, no par value. Authorized 100,000,000 shares: issued and outstanding 10,354,750, 10,306,055 and 10,227,340 shares at March 31, 2016, December 31, 2015 and March 31, 2015, respectively	91,817	90,884	89,948
Additional paid-in-capital	1,074	1,209	1,499
Accumulated profit (deficit)	6,365	4,952	(548)
Accumulated other comprehensive loss	(746)	(2,631)	(1,357)
Total stockholders’ equity	98,510	94,414	89,542
Total liabilities and stockholders’ equity	$1,205,204	1,165,454	1,039,843

This information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
	(Dollars in Thousands, Except Per Share Data)
Interest and dividend income:
Loans, including fees	$9,369	8,961	7,670
Taxable securities	951	937	919
Tax-exempt securities	298	302	216
Federal Funds sold and other	35	34	30
Total interest and dividend income	10,653	10,234	8,835
Interest expense:
Deposits	1,036	932	761
Subordinated debt	348	348	348
Obligation under capital lease agreement	71	71	73
Other borrowings	187	144	160
Total interest expense	1,642	1,495	1,342
Net interest income	9,011	8,739	7,493
Provision for loan losses	774	406	154
Net interest income after provision for loan losses	8,237	8,333	7,339
Noninterest income:
Customer service fees	751	662	672
Mortgage banking income from sales, net of commissions	300	339	205
Increase in cash surrender value of life insurance	185	186	143
Net gain on sales of bulk mortgage loans	256	257	236
Net gain on sale of Small Business Administration loans	189	231	-
Net gain on sale of available-for-sale securities	228	24	-
Total noninterest income	1,909	1,699	1,256
Noninterest expenses:
Salaries and employee benefits	4,409	4,211	3,914
Equipment and occupancy	762	730	774
Data processing	369	400	428
Advertising, promotion, and public relations	199	210	183
Legal and accounting	421	314	276
Merger related expenses	801	-	-
FDIC insurance and other regulatory assessments	214	196	192
Other real estate expense (income)	3	15	(40)
Other expenses	829	963	681
Total noninterest expenses	8,007	7,039	6,408
Income before taxes	2,139	2,993	2,187
Income tax expense	726	864	733
Net income	1,413	2,129	1,454
Preferred stock dividends	-	-	(32)
Net income available to common stockholders	$1,413	2,129	1,422

Per share information:
Basic net income per common share available to common stockholders	$0.14	0.21	0.15
Diluted net income per common share available to common stockholders	$0.14	0.21	0.15
Weighted average common shares outstanding:
Basic	10,152,331	10,095,077	9,319,312
Diluted	10,340,515	10,257,393	9,435,365

This information is preliminary and based on company data available at the time of the presentation.

	Average Balance Sheets and Net Interest Analysis
	On a Fully Taxable-Equivalent Basis
	Three Months Ended March 31,
	2016			2015
	Average Balance	Interest Earned / Paid	Average Yield / Rate	Average Balance	Interest Earned / Paid	Average Yield / Rate
	(In thousands, except Average Yields and Rates)
Assets:
Interest earning assets:
Interest-bearing time deposits in banks	$216	-	0.75%	$211	-	0.77%
Investments (1) (3)	221,585	1,437	2.61	224,903	1,276	2.30
Federal funds sold	539	1	0.53	359	-	0.28
Loans held-for-sale	15,215	127	3.36	35,498	307	3.51
Total loans (2)	886,790	9,242	4.19	701,471	7,361	4.26
Total interest earning assets	1,124,345	10,807	3.87	962,442	8,944	3.77

Allowance for loan losses	(10,179)			(8,725)
Non-interest earning assets	77,916			64,264
Total assets	$1,192,082			$1,017,981

Interest bearing liabilities:
Interest bearing deposits:
Checking	$72,707	65	0.36%	$56,560	49	0.35%
Savings	18,378	5	0.11	13,734	4	0.11
Money market	476,772	584	0.49	392,335	386	0.40
Time deposits	157,962	382	0.97	161,739	322	0.81
Federal funds purchased	5,623	11	0.79	4,847	7	0.60
Subordinated debt	19,622	348	7.10	19,581	348	7.11
Other borrowings	97,849	247	1.01	88,053	226	1.04
Total interest bearing liabilities	848,913	1,642	0.78	736,849	1,342	0.74

Non-interest bearing checking	237,394			179,199
Other liabilities	9,103			7,667
Stockholders' equity	96,672			94,266
Total liabilities and stockholders' equity	$1,192,082			$1,017,981

Net interest spread			3.09%			3.03%
Net interest margin			3.28			3.20

(1) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 34%.
(2) Non-accrual loans are included in average loan balances in all periods. Loan fees of $248,000 and $199,000 are included in interest income in 2016 and 2015, respectively
(3) Unrealized gains/(losses) of $712,000 and 301,000 are excluded from the yield calculation in 2016 and 2015, respectively.

This information is preliminary and based on company data available at the time of the presentation.

Contact: Barbara J. Zipperian
Chief Financial Officer
(615) 736-7786